UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2005

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Hartford Financial Services Group, Inc.
Hartford Plaza
Hartford, Connecticut	06115-1900

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:           (860) 547-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURE
EX-99.1: NAMED EXECUTIVE OFFICER COMPENSATION

Item 1.01 Entry into a Material Definitive Agreement

The chief executive officer and the four other most highly compensated executive officers (together, the “named executive officers”) of The Hartford Financial Services Group, Inc. (the “Company”) receive (i) annual cash compensation in the form of base salaries and incentive compensation and (ii) long-term incentive awards in the form of stock options, performance shares, restricted stock and restricted stock units. For 2004, the Company’s named executive officers were Ramani Ayer, Chairman, President and Chief Executive Officer; Thomas M. Marra, Executive Vice President; David K. Zwiener, Executive Vice President; David M. Johnson, Executive Vice President and Chief Financial Officer; and Neal S. Wolin, Executive Vice President and General Counsel.

The Compensation and Personnel Committee (the “Committee”) of the Company’s Board of Directors oversees and reviews the Company’s executive compensation policies and programs and approves the form and amount of compensation to be paid to executive officers. Each of the members of the Committee is independent of the Company and its management under the standards set forth in the Company’s Corporate Governance Guidelines and in accordance with the requirements of the listing standards of the New York Stock Exchange.

2004 Cash Incentive Award Criteria

The named executive officers participate in an annual incentive program under which a maximum annual incentive award for each named executive officer is determined by reference to an incentive pool of funds. The total incentive pool was equal to 1.0% of total Company operating income for 2004 as defined by the Committee (the “Incentive Pool”). Relative to this Incentive Pool, the Committee determined that the maximum annual incentive award payable to each named executive officer was to be the lesser of: (1) the percentage of the Incentive Pool allocated to him identified below, or (2) 200% of his base salary in effect at the end of 2004. The percentage of the Incentive Pool allocated to Mr. Ayer was 30%. The percentage of the Incentive Pool allocated to each of Messrs. Marra and Zwiener was 20%. The percentage of the Incentive Pool allocated to each of Messrs. Johnson and Wolin was 15%. The actual annual incentive award granted to a participant is determined by the Committee, which retains negative discretion to reduce or eliminate (but not increase) an award to any named executive officer based on its evaluation of the named executive officer’s performance. In determining the actual award payable to each named executive officer, the Committee reviews business performance criteria such as operating earnings and return on equity pertaining to the particular named executive officer as well as individual performance against key strategic leadership objectives established at the beginning of the performance period. The Committee generally reviews and makes annual incentive compensation awards in February of each year.

2005 Cash Incentive Award Criteria

The Committee has determined that the Incentive Pool for 2005 will be 1.0% of total Company operating income for 2005. Relative to this Incentive Pool, the Committee determined that the maximum annual incentive award payable to each named executive officer will be the lesser of: (1) the percentage of the Incentive Pool allocated to him identified below, or (2) subject to shareholder approval, 300% of his annual incentive target established by the Committee at the beginning of the performance period. The percentage of the Incentive Pool allocated to the Chief Executive Officer will be 30%, 20% of the Incentive Pool will be allocated to each of the two highest paid executive officers other than the Chief Executive Officer, and 15% of the Incentive Pool will be allocated to each of the next two highest paid executive officers. The actual annual incentive award granted to a participant will be determined by the Committee, which will retain negative discretion to reduce or eliminate (but not increase) an award to any named executive officer based on its evaluation of business performance criteria such as operating earnings and return on equity as well as the named executive officer’s performance against key strategic leadership objectives.

Annual Cash Compensation and Long-Term Incentive Awards

Set forth on Exhibit 99.1 attached hereto is information for each named executive officer relating to: (i) the cash incentive award in respect of the year ended December 31, 2004, (ii) base salary information for 2004 and 2005, (iii) long-term incentive awards granted during the year ended December 31, 2004, and (iv) long-term incentive award determinations made by the Committee on February 17, 2005.

The Company intends to provide additional information regarding other compensation awarded to the named executive officers in respect of and during the year ended December 31, 2004 in the proxy statement for its 2005 Annual Meeting of Shareholders.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Consistent with the Company’s Corporate Governance Guidelines, which provide that each director shall retire from the Board of Directors no later than the next Annual Meeting of Shareholders following his or her 72nd birthday, Gordon I. Ulmer will not stand for re-election as a director of the Company and will retire at the Company’s Annual Meeting of Shareholders on May 18, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

Date: February 18, 2005	By:	/s/ Neal S. Wolin

		Name:	Neal S. Wolin
		Title:	Executive Vice President and General Counsel